SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	FORM 8-K


	Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


	Date of Report (Date of earliest event reported):  July 24, 1997


	ADEN ENTERPRISES, INC.
	(Exact name of registrant as specified in its charter)



         California				00-18140			87-0447215
(State or other jurisdiction of		      (Commission		        (I.R.S. Employer
incorporation or organization)		File No.)		        Identification No.)


2410 South 156th Circle, Suite 100, Omaha, Nebraska		68130
(Address of principal executive offices)		        (Zip Code)


	(402) 334-5556)
	(Registrant?s telephone number, including area code)

Item 5.	Other Information

Aden Enterprises, Inc., entered into an agreement with certain shareholders of Focused Energy International, Inc. (FEII) to obtain their stake in FEII in exchange for stock in Aden Enterprises, Inc. Approximately 10 million shares have been exchanged for such shares and consulting services to date. Aden and its affiliates are engaged in a dispute with management and the board of FEII. A member of the Aden board is also a member of the FEII board and has assigned all of his rights in FEII to Aden.

Separately, Aden Enterprises, Inc., has started a new business initiative whereby it will provide physician management services for aesthetic laser surgery. The operation will be headquartered in Omaha, Nebraska. It will commence hiring of personnel and enter into agreements with physicians immediately. Aden Enterprises, Inc., will change its name to Lightwaves Holding Corp.

There are approximately 25 million shares of Aden Enterprises, Inc., outstanding at the present time. It is anticipated additional shares shall be issued in the future in exchange for additional shares of FEII and for services of physicians and other professionals.

Aden and certain individuals have entered into an agreement whereby they will indemnify Aden and assume responsibility for all of its debts and financial obligations in exchange for stock.




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